Exhibit 99.1

MADISON SQUARE GARDEN ENTERTAINMENT CORP. REPORTS

FISCAL 2023 FIRST QUARTER RESULTS

NEW YORK, N.Y., November 9, 2022 - Madison Square Garden Entertainment Corp. (NYSE: MSGE) (“MSG Entertainment”) today reported financial results for the fiscal first quarter ended September 30, 2022.

The fiscal 2023 first quarter was highlighted by a busy calendar of events at the Company’s performance venues, strength in Tao Group Hospitality’s key markets, including Las Vegas and New York, and robust sales and renewal activity within marketing partnerships and suites. Subsequent to the end of the quarter, MSG Networks began airing its full regular season telecast schedules for its five professional sports teams across both the NBA and NHL, and next week, the Christmas Spectacular production returns for its 2022 holiday season run at Radio City Music Hall with new immersive technology elements and 181 planned shows.

In addition, the Company recently announced that it confidentially submitted an initial Form 10 Registration Statement with the U.S. Securities and Exchange Commission for the proposed spin-off of its traditional live entertainment and MSG Networks businesses. Completion of the transaction remains subject to various conditions, including final Board approval.

For the fiscal 2023 first quarter, the Company reported revenues of $401.2 million, an increase of $106.7 million, or 36%, as compared to the prior year quarter. In addition, the Company reported an operating loss of $44.8 million, an improvement of    $38.5 million, or 46%, and adjusted operating income of $2.8 million, a decrease of $7.5 million, or 73%, both as compared to the prior year period.(1)

Executive Chairman and CEO James L. Dolan said, “We are pleased with our start to the year, with first quarter results reflecting robust ongoing demand for our portfolio of assets and brands. Looking ahead, we expect fiscal 2023 to be a defining year as we make progress toward the completion of MSG Sphere in Las Vegas and our potential spin-off, both of which we believe will deliver long-term value for our shareholders.”

Segment Results for the Three Months Ended September 30, 2022 and 2021:

	Three Months Ended
	September 30,		Change
$ millions	2022	2021	$	%
Revenues
Entertainment	$147.1	$34.2	$112.9	NM
MSG Networks	122.5	141.5	(19.0)	(13)%
Tao Group Hospitality	132.7	119.5	13.2	11%
Other(2)	(1.0)	(0.7)	(0.3)	(52)%

Total Revenues	$401.2	$294.5	$106.7	36%
Operating Income (Loss)
Entertainment	$(75.3)	$(114.7)	$39.4	34%
MSG Networks	27.6	23.3	4.3	19%
Tao Group Hospitality	5.9	10.1	(4.2)	(41)%
Other(2)	(3.1)	(2.0)	(1.0)	(52) %

Total Operating Loss	$(44.8)	$(83.3)	$38.5	46%
Adjusted Operating Income (Loss)
Entertainment	$(44.4)	$(71.4)	$27.0	38%
MSG Networks	32.9	55.8	(22.9)	(41)%
Tao Group Hospitality	14.6	26.2	(11.6)	(44)%
Other(2)	(0.3)	(0.3)	0.1	24%

Total Adjusted Operating Income	$2.8	$10.3	$(7.5)	(73)%

Note: Does not foot due to rounding

(1)	See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.
(2)	Includes inter-segment eliminations and, for operating income (loss), purchase accounting adjustments.

Entertainment

For the fiscal 2023 first quarter, the Entertainment segment generated revenues of $147.1 million, an increase of $112.9 million as compared to the prior year period. Event-related revenues increased $80.6 million, revenues related to the Company’s arena license agreements with Madison Square Garden Sports Corp. (“MSG Sports”) increased $18.3 million, suite license fee revenues increased $8.4 million and venue-related sponsorship and signage revenues increased $3.7 million, all primarily due to the return of live events at the Company’s performance venues during the current year quarter, as compared to limited live events held in the prior year period as a result of the COVID-19 pandemic.

Fiscal 2023 first quarter direct operating expenses of $101.8 million increased $65.5 million, as compared to the prior year quarter. Event-related expenses increased $42.0 million, direct operating expenses associated with revenue or profit sharing under the arena license agreements with MSG Sports increased $17.7 million and direct operating expenses associated with venue operating costs increased $4.5 million, all primarily due to the return of live events at the Company’s performance venues during the current year quarter.

Fiscal 2023 first quarter selling, general and administrative expenses of $103.4 million increased $10.4 million, or 11%, as compared with the prior year quarter. This increase primarily reflected higher employee compensation and related benefits of $10.4 million, primarily due to the Company’s MSG Sphere initiative, and higher other general and administrative expenses of $5.9 million, partially offset by lower professional fees of $5.9 million.

Fiscal 2023 first quarter operating loss of $75.3 million improved by $39.4 million, or 34%, and adjusted operating loss of $44.4 million improved by $27.0 million, or 38%. The improvements in operating loss and adjusted operating loss were primarily due to the increase in revenues, partially offset by higher direct operating expenses and, to a lesser extent, higher selling, general and administrative expenses.

MSG Networks

For the fiscal 2023 first quarter, the MSG Networks segment generated revenues of $122.5 million, a decrease of $19.0 million, or 13%, as compared to the prior year period. Affiliation fee revenue decreased $19.0 million, primarily due to the impact of the non-renewal of MSG Networks’ carriage agreement with Comcast as of October 1, 2021 and a decrease in subscribers of approximately 9% (excluding the impact of the non-renewal with Comcast). These decreases were partially offset by the absence of net unfavorable affiliate adjustments of approximately $6.2 million recorded in the prior year quarter and the impact of higher affiliation rates in the current year quarter.

Fiscal 2023 first quarter direct operating expenses of $75.4 million increased $7.0 million, or 10%, as compared to the prior year quarter, primarily due to higher rights fees expense of $5.9 million and, to a lesser extent, an increase in other programming and production costs of $1.1 million. The increase in rights fees expense mainly reflects the absence of reductions in media rights fees related to the shortened 2020-21 NHL season recorded in the prior year period and the impact of annual contractual rate increases in the current year period.

Fiscal 2023 first quarter selling, general and administrative expenses of $17.8 million decreased $30.2 million, or 63%, as compared to the prior year quarter. This primarily reflects a decrease of $23.0 million in expenses related to the acquisition of MSG Networks by MSG Entertainment, as well as lower advertising and marketing expenses of $3.5 million and lower employee compensation and related benefits of $3.2 million.

Fiscal 2023 first quarter operating income of $27.6 million increased $4.3 million, or 19%, as compared to the prior year quarter, primarily due to the decrease in selling, general and administrative expenses, partially offset by the decrease in revenues and the increase in direct operating expenses. Adjusted operating income of $32.9 million decreased $22.9 million, or 41%, as compared to the prior year quarter, primarily due to the decrease in revenues and higher direct operating expenses, partially offset by lower selling, general and administrative expenses (excluding the impact of lower merger and acquisition-related costs).

Tao Group Hospitality

For the fiscal 2023 first quarter, the Tao Group Hospitality segment generated revenues of $132.7 million, an increase of $13.2 million, or 11%, as compared to the prior year period. Revenues associated with new venue openings increased $7.5 million, while revenues associated with venues that were temporarily closed in the prior year period as a result of the COVID-19 pandemic increased $3.6 million. In addition, comparable venue revenues associated with branded locations that opened more than 15 months ago increased $1.5 million.

Fiscal 2023 first quarter direct operating expenses of $76.6 million increased $15.5 million, or 25%, as compared to the prior year quarter. The increase primarily reflected higher employee compensation and related benefits of $7.9 million, inclusive of the impact of increased staffing as the business returns to normal operations and new venue openings, and higher costs of food and beverage of $4.1 million due to the impact of inflation, new venue openings and higher comparable venue revenues. In addition, rent expense increased $2.0 million.

Fiscal 2023 first quarter selling, general and administrative expenses of $43.5 million increased $9.5 million, or 28%, as compared to the prior year quarter. This primarily reflects a $6.6 million increase in employee compensation and related benefits reflecting the impact of increased staffing as the business returns to normal operations and a $1.9 million net increase in restaurant expenses, as well as supplies, utilities, general liability insurance, pre-opening expenses, repairs and maintenance, and marketing expenses.

Fiscal 2023 first quarter operating income of $5.9 million decreased by $4.2 million. or 41%, while adjusted operating income of $14.6 million decreased by $11.6 million, or 44%, as compared to the prior year quarter. The decreases in operating income and adjusted operating income were primarily due to higher direct operating expenses and selling, general and administrative expenses, partially offset by the increase in revenues. In addition, the decrease in operating income was partially offset by the absence of impairment and other losses which were recognized in the prior year period.

Other Matters

The Company continues to make significant progress on construction of MSG Sphere in Las Vegas. Remaining work includes the completion of the venue’s LED exterior, buildout of the interior spaces and installation of the venue’s immersive technologies. The Company remains on track to open MSG Sphere at The Venetian in the second half of calendar 2023. As the Company progresses through the final phases of construction, it has adjusted its construction cost estimate, inclusive of core technology and soft costs, to approximately $2.175 billion, from its prior estimate of approximately $2 billion. The increase in the construction cost estimate primarily reflects the ongoing impact of inflation, global supply chain pressures and the overall complexity of the project. Actual construction costs incurred through September 30, 2022 were approximately $1.78 billion, which was net of $65 million received from The Venetian Resort, and which includes approximately $226 million of accrued expenses that were not yet paid as of September 30, 2022. The Company continues to expect that it will fund the remaining construction costs from cash on hand and cash flow from operations, including the impact of the Company’s plans to implement a cost reduction program across its businesses and to reduce or defer certain discretionary capital projects. The Company also continues to have revolver capacity available under its credit facilities, if needed.

About Madison Square Garden Entertainment Corp.

Madison Square Garden Entertainment Corp. (MSG Entertainment) is a leader in live entertainment. The Company presents or hosts a broad array of events in its diverse collection of venues: New York’s Madison Square Garden, Hulu Theater at Madison Square Garden, Radio City Music Hall and Beacon Theatre; and The Chicago Theatre. MSG Entertainment is also building a new state-of-the-art venue in Las Vegas, MSG Sphere at The Venetian. In addition, the Company features the original production – the Christmas Spectacular Starring the Radio City Rockettes – and through Boston Calling Events, produces the Boston Calling Music Festival. The Company’s two regional sports and entertainment networks, MSG Network and MSG Sportsnet, deliver a wide range of live sports content and other programming. Also under the MSG Entertainment umbrella is Tao Group Hospitality, with entertainment dining and nightlife brands including: Tao, Hakkasan, Omnia, Marquee, Lavo, Beauty & Essex and Cathédrale. More information is available at www.msgentertainment.com.

Non-GAAP Financial Measures

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before (i) adjustments to remove the impact of non-cash straight-line leasing revenue associated with the arena license agreements with MSG Sports, (ii) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (iii) amortization for capitalized cloud computing arrangement costs, (iv) share-based compensation expense or benefit, (v) restructuring charges or credits, (vi) merger and acquisition-related costs, including litigation expenses, (vii) gains or losses on sales or dispositions of businesses and associated settlements, (viii) the impact of purchase accounting adjustments related to business acquisitions, and (ix) gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan (which was established in November 2021). We believe that given the length of the arena license agreements and resulting magnitude of the difference in leasing revenue recognized and cash revenue received, the exclusion of non-cash leasing revenue provides investors with a clearer picture of the Company’s operating performance. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger and acquisition-related costs because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan (which was established in November 2021), provides investors with a clearer picture of the Company’s operating performance given that, in accordance with GAAP, gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan are recognized in Operating (income) loss whereas gains and losses related to the remeasurement of the assets under the Company’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Miscellaneous income (expense), net, which is not reflected in Operating income (loss).

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates, the impact of the COVID-19 pandemic and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Ari Danes, CFA

Senior Vice President, Investor Relations, Financial Communications & Treasury

Madison Square Garden Entertainment Corp.

(212) 465-6072

Justin Blaber

Vice President, Financial Communications

Madison Square Garden Entertainment Corp.

(212) 465-6109

Grace Kaminer

Senior Director, Investor Relations & Treasury

Madison Square Garden Entertainment Corp.

(212) 631-5076

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at investor.msgentertainment.com

Conference call dial-in number is 888-660-6386 / Conference ID Number 8020251

Conference call replay number is 800-770-2030 / Conference ID Number 8020251 until November 16, 2022

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	September 30,
	2022	2021
Revenues	$401,218	$294,510
Direct operating expenses	(253,901)	(165,761)
Selling, general and administrative expenses	(164,410)	(174,839)
Depreciation and amortization	(29,755)	(29,430)
Impairment and other gains (losses), net	2,000	(7,818)

Operating loss	(44,848)	(83,338)
Interest income	3,954	775
Interest expense	(2,167)	(9,248)
Other income (expense), net	1,525	(3,754)

Loss from operations before income taxes	(41,536)	(95,565)
Income tax (expense) benefit	(2,507)	18,910

Net loss	(44,043)	(76,655)
Less: Net income attributable to redeemable noncontrolling interests	1,124	2,212
Less: Net (loss) income attributable to nonredeemable noncontrolling interests	(410)	365

Net loss attributable to Madison Square Garden Entertainment Corp.’s stockholders	$(44,757)	$(79,232)

Basic and diluted weighted-average number of common shares outstanding	34,403	34,095
Basic and diluted loss per common share attributable to Madison Square Garden Entertainment Corp.’s stockholders	$(1.30)	$(2.32)

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

(Unaudited)

The following is a description of the adjustments to operating loss in arriving at adjusted operating income as described in this earnings release:

•	Non-cash portion of arena license fees from MSG Sports. This adjustment removes the impact of non-cash straight-line leasing revenue associated with the arena license agreements with MSG Sports.
•

Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under the MSG Entertainment Employee Stock Plan, MSG Sports Employee Stock Plan, MSG Networks Employee Stock Plan, as amended and assumed by MSG Entertainment, MSG Entertainment Non-Employee Director Plan and MSG Networks Non-Employee Director Plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets in all periods.
•	Impairment and other (gains) losses, net. This adjustment eliminates non-cash impairment charges and the impact of gains or losses from the disposition of assets or businesses in all periods.
•	Merger and acquisition related costs. This adjustment eliminates costs related to mergers and acquisitions, including litigation expenses, in all periods.
•	Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•

Purchase accounting adjustments. This adjustment eliminates the impact of various purchase accounting adjustments related to business acquisitions, primarily favorable / unfavorable lease agreements of the acquiree.

•

Remeasurement of deferred compensation liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the Company’s executive deferred compensation plan.

	Three Months Ended
	September 30,
	2022	2021
Operating loss	$(44,848)	$(83,338)
Non-cash portion of arena license fees from MSG Sports	(519)	(543)
Share-based compensation	15,188	19,528
Depreciation and amortization(1)	29,755	29,430
Impairment and other (gains) losses, net	(2,000)	7,818
Merger and acquisition related costs	4,650	37,192
Amortization for capitalized cloud computing costs	121	85
Other purchase accounting adjustments	586	85
Remeasurement of deferred compensation plan liabilities	(154)	—

Adjusted operating income	$2,779	$10,257

(1)	Includes depreciation and amortization related to purchase accounting adjustments.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

SEGMENT RESULTS

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30, 2022
	Entertainment	MSG Networks	Tao Group Hospitality	Other(1)	Total
Revenues	$147,102	$122,479	$132,651	$(1,014)	$401,218
Direct operating expenses	(101,765)	(75,420)	(76,577)	(139)	(253,901)
Selling, general and administrative expenses	(103,362)	(17,816)	(43,546)	314	(164,410)
Depreciation and amortization	(19,283)	(1,618)	(6,630)	(2,224)	(29,755)
Impairment and other gains	2,000	—	—	—	2,000

Operating (loss) income	$(75,308)	$27,625	$5,898	$(3,063)	$(44,848)
Reconciliation to adjusted operating (loss) income:
Non-cash portion of arena license fees from MSG Sports	(519)	—	—	—	(519)
Share-based compensation	11,432	1,704	2,052	—	15,188
Depreciation and amortization	19,283	1,618	6,630	2,224	29,755
Impairment and other gains	(2,000)	—	—	—	(2,000)
Merger and acquisition related costs	2,749	1,901	—	—	4,650
Amortization for capitalized cloud computing costs	77	44	—	—	121
Other purchase accounting adjustments	—	—	—	586	586
Remeasurement of deferred compensation plan liabilities	(154)	—	—	—	(154)

Adjusted operating (loss) income	$(44,440)	$32,892	$14,580	$(253)	$2,779

	Three Months Ended September 30, 2021
	Entertainment	MSG Networks	Tao Group Hospitality	Other(1)	Total
Revenues	$34,239	$141,473	$119,464	$(666)	$294,510
Direct operating expenses	(36,302)	(68,423)	(61,093)	57	(165,761)
Selling, general and administrative expenses	(92,962)	(47,975)	(34,094)	192	(174,839)
Depreciation and amortization	(19,656)	(1,797)	(6,378)	(1,599)	(29,430)
Impairment and other losses	—	—	(7,818)	—	(7,818)

Operating (loss) income	$(114,681)	$23,278	$10,081	$(2,016)	$(83,338)
Reconciliation to adjusted operating (loss) income:
Non-cash portion of arena license fees from MSG Sports	(543)	—	—	—	(543)
Share-based compensation	10,143	7,474	1,911	—	19,528
Depreciation and amortization	19,656	1,797	6,378	1,599	29,430
Impairment and other losses	—	—	7,818	—	7,818
Merger and acquisition related costs	13,992	23,200	—	—	37,192
Amortization for capitalized cloud computing costs	41	44	—	—	85
Other purchase accounting adjustments	—	—	—	85	85

Adjusted operating (loss) income	$(71,392)	$55,793	$26,188	$(332)	$10,257

(1)	Includes inter-segment eliminations and, for operating (loss) income, purchase accounting adjustments.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2022	June 30, 2022
ASSETS
Current Assets:
Cash, cash equivalents and restricted cash	$458,893	$846,010
Accounts receivable, net	202,304	216,652
Prepaid expenses and other current assets	179,715	155,994

Total current assets	840,912	1,218,656
Non-Current Assets:
Property and equipment, net	3,226,436	2,939,052
Right-of-use lease assets	458,070	446,499
Goodwill	500,181	500,181
Intangible assets, net	222,005	227,885
Other non-current assets	178,449	189,887

Total assets	$5,426,053	$5,522,160

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current Liabilities:
Accounts payable, accrued and other current liabilities	$517,265	$589,246
Current portion of long-term debt, net of deferred financing costs	86,168	73,843
Operating lease liabilities, current	62,887	65,310
Deferred revenue	253,781	228,032

Total current liabilities	920,101	956,431
Non-Current Liabilities:
Long-term debt, net of deferred financing costs	1,652,638	1,669,245
Operating lease liabilities, non-current	441,544	427,971
Deferred tax liabilities, net	161,509	163,441
Other non-current liabilities	145,824	145,496

Total liabilities	3,321,616	3,362,584

Redeemable noncontrolling interests	185,711	184,192
Equity:
Class A Common Stock(1)	273	273
Class B Common Stock(2)	69	69
Additional paid-in capital	2,303,135	2,301,970
Accumulated deficit	(335,493)	(290,736)
Accumulated other comprehensive loss	(60,981)	(48,355)

Total Madison Square Garden Entertainment Corp. stockholders’ equity	1,907,003	1,963,221
Nonredeemable noncontrolling interests	11,723	12,163

Total equity	1,918,726	1,975,384

Total liabilities, redeemable noncontrolling interests and equity	$5,426,053	$5,522,160

(1)	Class A Common stock, par value $0.01, 120,000 shares authorized; 27,683 and 27,368 shares outstanding as of September 30, 2022 and June 30, 2022, respectively.
(2)	Class B Common stock, par value $0.01, 30,000 shares authorized; 6,867 shares outstanding as of September 30, 2022 and June 30, 2022.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	September 30,

	2022	2021
Net cash (used in) provided by operating activities	$(81,183)	$6,988
Net cash used in investing activities	(285,218)	(146,302)
Net cash used in financing activities	(20,023)	(44,797)
Effect of exchange rates on cash, cash equivalents and restricted cash	(693)	(386)

Net decrease in cash, cash equivalents and restricted cash	(387,117)	(184,497)
Cash, cash equivalents and restricted cash at beginning of period	846,010	1,539,976

Cash, cash equivalents and restricted cash at end of period	$458,893	$1,355,479